POWER OF ATTORNEY

This power of attorney confirms that the undersigned, FRANK J. SODARO, has authorized and designated each of John M. Boschelli, Eric J. Draut, Edward J. Konar, Chris L. Moses, Scott Renwick and Richard Roeske as the undersigned's attorney-in-fact, with the power and authority individually, to execute and file on the undersigned's behalf all Forms 3, 4, 5, 144 and ID (including any amendments, successor or related forms thereto) that the undersigned may from time to time be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Unitrin, Inc., and to take such other actions which such attorney-in-fact believes necessary or appropriate in connection with the filing of such forms.  The authority of the above-named persons under this power shall continue until the undersigned is no longer required to file such forms or until earlier revoked in writing.  The undersigned acknowledges that none of the above-named persons nor the company  is assuming any of the undersigned's responsibilities or obligations to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or any rules or regulations promulgated thereunder.

 This power of attorney revokes and supercedes any and all prior powers of attorney, confirming statements or other authorizations given with respect to the subject matter hereof.

       /s/ Frank J. Sodaro__

       Frank J. Sodaro

Dated:  __5/11/09_

Exhibit 24